Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and	Director, Global Corporate
Chief Financial Officer	Communications
763-540-1204	763-540-1212

Tennant Company Reports 2013 Fourth Quarter and Full Year Results
Company posts record sales for a fourth quarter of $195.1 million;
Net sales in quarter increased 4.1 percent, or 5.1 percent organically;
Fourth quarter adjusted diluted EPS up 4.8 percent to $0.65;
2013 full year adjusted diluted EPS up 8.7 percent to $2.26;
Company provides 2014 full year guidance range;
Targets $1 billion in revenues by 2017

MINNEAPOLIS, Feb. 25, 2014-Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $10.3 million, or $0.55 per diluted share, on net sales of $195.1 million for the fourth quarter ended December 31, 2013. The 2013 fourth quarter included a $1.6 million pre-tax restructuring charge, or $0.10 per diluted share, to right size its cost structure and enhance its go-to-market approach primarily in Europe. Excluding this special item, adjusted 2013 fourth quarter net earnings totaled $12.2 million, or $0.65 per diluted share. In the 2012 fourth quarter, which included a special tax benefit that increased earnings by $0.11 per diluted share, Tennant reported net earnings of $13.8 million, or $0.73 per diluted share, on net sales of $187.5 million. Excluding this special item, Tennant’s 2012 fourth quarter adjusted net earnings were $11.8 million, or $0.62 per diluted share. (See the Supplemental Non-GAAP Financial Table.)
Tennant Company's president and chief executive officer Chris Killingstad stated: “We had record revenues for a fourth quarter, although they were slightly below our expectations. In order to accelerate future growth, we intentionally ramped up key strategic investments in anticipation of higher sales. Going forward, we expect our growth initiatives to produce clear benefits in 2014 and beyond.”

Fourth Quarter Operating Review
The company's 2013 fourth quarter consolidated net sales of $195.1 million rose 4.1 percent compared to the prior year quarter on higher volume across all of Tennant’s product categories. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 1 percent.

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Page 2 – Tennant Company Reports 2013 Fourth Quarter and Full Year Results

Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable), increased approximately 5.1 percent.
Contributing to 2013 fourth quarter results was demand for newly introduced products, especially the T12 rider scrubber, which is the first new product in Tennant’s redesigned modular large equipment portfolio, as well as strong sales of industrial equipment and sales to strategic accounts. Sales of scrubbers equipped with ec-H2O™ technology rose in the fourth quarter and posted their strongest quarterly gains for the year.
Geographically, sales increased 4.6 percent in the Americas, with continued growth in both North America and Latin America. Sales in the Americas rose approximately 5.6 percent organically, excluding an unfavorable foreign currency exchange impact of about 1.0 percent. Sales in Europe, Middle East and Africa (EMEA) were up 0.3 percent, but declined approximately 3.2 percent organically, excluding a favorable foreign currency exchange impact of about 3.5 percent. Although EMEA sales continued to be somewhat constrained due to challenging economic conditions, sales to strategic accounts increased in the quarter, as did sales of Tennant’s environmentally friendly Green Machines™ outdoor sweepers. Sales in the Asia Pacific region (APAC) increased 8.6 percent, rising approximately 15.1 percent organically, excluding an unfavorable foreign currency exchange impact of about 6.5 percent. The APAC organic sales gain was mainly due to strong sales performance in China, which had approximately 45 percent organic sales growth in the 2013 fourth quarter.
Tennant's gross margin in the 2013 fourth quarter was 42.9 percent compared to an exceptionally high gross margin of 44.5 percent in the prior year quarter. Gross margin in the 2013 fourth quarter was impacted by the mix of selling channel and products sold. The company’s full year gross margin of 43.3 percent was within its target range of 43 percent to 44 percent.
Research and development (R&D) expense for the 2013 fourth quarter totaled $7.2 million, or 3.7 percent of sales, compared to $7.7 million, or 4.1 percent of sales, in the prior year quarter. The company continued to invest in developing innovative new products for its traditional core business, as well as in its Orbio Technologies Group, which is focused on advancing a platform of chemical-free and other sustainable, water-based cleaning technologies.
Selling and administrative (S&A) expense in the 2013 fourth quarter totaled $58.9 million, or 30.2 percent of sales, or $57.3 million and 29.4 percent of sales as adjusted to exclude the $1.6 million restructuring charge, versus $56.8 million, or 30.3 percent of sales, in the 2012 fourth quarter. Adjusted S&A expense declined 90 basis points as a percent of sales compared to the prior year quarter. Tennant continued to gain leverage in S&A spending due to cost controls and operating efficiencies.
The company's 2013 fourth quarter operating profit was $17.7 million, or 9.1 percent of sales, and $19.2 million or 9.9 percent as adjusted, compared to $19.0 million, or 10.1 percent of sales, in the prior year quarter.

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Page 3 – Tennant Company Reports 2013 Fourth Quarter and Full Year Results

Strong Pipeline of Innovative New Products and Technologies
“We launched 20 new products in 2013, on top of 17 new products in 2012, and Tennant is on track to roll out more than 63 additional new products by 2016,” said Killingstad. “We continue to have the most robust new product pipeline in the company’s history.”
In the 2013 fourth quarter, Tennant introduced new canister carpet extractors and grout cleaners with high heat functionality. In the 2014 first quarter, Tennant also plans to introduce a new line of walk-behind burnishers. These new core equipment offerings are engineered to improve the customers’ cleaning performance and operator safety, lower operating costs and reduce environmental impact.
In addition, the Orbio Technologies Group from Tennant Company is developing an exciting new product using Split Stream™ Technology that will deliver an anti-microbial solution, as well as an effective multi-surface cleaner, for use in a wide variety of customer segments. The company plans to introduce this new Orbio product in the first half of 2014.
Tennant remains committed to being an industry innovation leader and aims to set the standard for sustainable cleaning around the world.

Tennant Company Targets $1 Billion in Revenues By 2017
Over the past five years, Tennant Company has been focused on building a scalable business model capable of delivering improved operational efficiency and profitability. To take full advantage of that effort, the company is shifting its focus to organic revenue growth to increase market share and enhance Tennant Company’s ability to reach a 12 percent or above operating profit margin.
“Our goal is to drive top line growth to reach $1 billion in revenue by 2017,” stated Killingstad. “We are confident that we have the right people, strategies and business model in place to be successful.”
Tennant plans to meet its objectives through a strong new product pipeline in both the core business and in the Orbio Technologies Group, continued gains in emerging markets, growth in Europe, focus on strategic accounts and an enhanced go-to-market strategy designed to significantly expand its global market coverage and customer base.
“We have identified opportunities to increase our market coverage and customer penetration in underserved markets where our value proposition is compelling. We are investing in additional direct sales, distribution and marketing capabilities to build on our success and accelerate growth,” said Killingstad.

2013 Full Year Results and Liquidity
For the 2013 full year, Tennant reported consolidated net sales of $752.0 million compared to $739.0 million in 2012. Tennant’s 2013 net sales increased 1.8 percent versus the prior year and organic net sales rose 2.8 percent, excluding unfavorable foreign currency exchange of approximately 1.0 percent.

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Page 4 – Tennant Company Reports 2013 Fourth Quarter and Full Year Results

For 2013, Tennant reported net earnings of $40.2 million, or $2.14 per diluted share. Excluding special items, the company’s 2013 adjusted full year net earnings increased to $42.6 million, or $2.26 per diluted share, compared to 2012 adjusted net earnings of $39.7 million, or $2.08 per diluted share.
Tennant recorded special items in 2013 that lowered net earnings by a total of $0.12 per diluted share. In addition to the previously noted special item that was recorded in the 2013 fourth quarter, the company had special items in the 2013 first quarter that together reduced earnings by $0.02 per diluted share. These items included: a $1.4 million pre-tax restructuring charge, or $0.05 per diluted share, to right size the European operations, given continued challenging economic conditions there, which was partially offset by a $0.6 million, or $0.03 per diluted share, tax benefit related to the retroactive reinstatement of the 2012 U.S. Federal R&D Tax Credit. Tennant’s 2012 full year results included net special items that increased earnings by $0.10 per diluted share. (See the Supplemental Non-GAAP Financial Table.)
Tennant’s gross margin for the 2013 full year was 43.3 percent, which as noted above, was within the company’s target range of 43 percent to 44 percent, but below the 44.0 percent reported in the prior year. The 2013 full year operating profit margin was 8.3 percent, or 8.7 percent as adjusted, compared to 8.5 percent in the 2012 full year.
Tennant continued to have a strong balance sheet and generated $59.8 million in cash from operations in 2013. Cash and cash equivalents at December 31, 2013, totaled $81.0 million, up from $53.9 million in the prior year, and debt decreased to $31.8 million. During 2013, Tennant paid cash dividends of $13.2 million and repurchased 434,118 shares of the company’s stock in the market for $22.2 million. Tennant had 18.5 million common shares outstanding at December 31, 2013.

Business Outlook
Based on its 2013 results and expectations of future performance, Tennant Company estimates 2014 full year net sales in the range of $780 million to $800 million, up 4 percent to 6 percent, and earnings in the range of $2.50 to $2.80 per diluted share, an increase of 11 percent to 24 percent, compared to 2013, as adjusted. The company anticipates that its 2014 financial results will be stronger in the second half of the year, as its growth investments begin to generate incremental revenues and profits. For the 2013 full year, adjusted diluted earnings per share totaled $2.26 on net sales of $752 million. (See the Supplemental Non-GAAP Financial Table.)
The company's 2014 annual financial outlook includes the following expectations:

•	Modest economic improvement in North America and Europe, and steady growth in emerging markets;

•	Unfavorable foreign currency impact on sales for the full year of approximately 1 percent;

•	Gross margin performance in the range of 43 percent to 44 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies; and

•	Capital expenditures in the range of $20 million to $22 million.

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Page 5 – Tennant Company Reports 2013 Fourth Quarter and Full Year Results

“We are excited about our prospects in 2014 and beyond, as we work to reach our goal of $1 billion in annual sales by 2017,” said Killingstad. “We will continue to manage our business with a focus on operational excellence and strong cost controls, while investing in direct sales, distribution and marketing capabilities, and maintaining a strong pipeline of new products in order to deliver long term growth and improved profitability.”

Conference Call
Tennant will host a conference call to discuss the 2013 fourth quarter and full year results today, February 25, 2014, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Company, Investors. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; our ability to develop and commercialize new innovative products and services; our ability to comply with laws and regulations; fluctuations in the cost or availability of raw materials and purchased components; unforeseen product liability claims or product quality issues; the occurrence of a significant business interruption; the occurrence of disruptions to our supply and delivery chains; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table.

FINANCIAL TABLES FOLLOW

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Page 7 – Tennant Company Reports 2013 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Net Sales	$195,140	$187,507	$752,011	$738,980
Cost of Sales	111,358	104,044	426,103	413,684
Gross Profit	83,782	83,463	325,908	325,296
Gross Margin	42.9%	44.5%	43.3%	44.0%
Operating Expense:
Research and Development Expense	7,220	7,705	30,529	29,263
Selling and Administrative Expense	58,893	56,788	232,976	234,114
Gain on Sale of Business	—	—	—	(784)
Total Operating Expense	66,113	64,493	263,505	262,593
Profit from Operations	17,669	18,970	62,403	62,703
Operating Margin	9.1%	10.1%	8.3%	8.5%
Other Income (Expense):
Interest Income	95	198	390	1,069
Interest Expense	(443)	(496)	(1,761)	(2,517)
Net Foreign Currency Transaction Gains (Losses)	375	93	(671)	(1,403)
Other (Expense) Income, Net	(245)	(137)	(483)	38
Total Other Expense, Net	(218)	(342)	(2,525)	(2,813)

Profit Before Income Taxes	17,451	18,628	59,878	59,890
Income Tax Expense	7,150	4,784	19,647	18,306
Net Earnings	$10,301	$13,844	$40,231	$41,584

Net Earnings per Share:
Basic	$0.56	$0.75	$2.20	$2.24
Diluted	$0.55	$0.73	$2.14	$2.18

Weighted Average Shares Outstanding:
Basic	18,324,933	18,397,138	18,297,371	18,544,896
Diluted	18,853,382	18,946,696	18,833,453	19,102,016

Cash Dividends Declared per Common Share	$0.18	$0.18	$0.72	$0.69

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2013	2012	%	2013	2012	%
Americas	$131,667	$125,935	4.6	$514,544	$491,661	4.7
Europe, Middle East and Africa	40,743	40,635	0.3	157,208	166,208	(5.4)
Asia Pacific	22,730	20,937	8.6	80,259	81,111	(1.1)
Total	$195,140	$187,507	4.1	$752,011	$738,980	1.8
(1) Net of intercompany sales.

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Page 8 – Tennant Company Reports 2013 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	December 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$80,984	$53,940
Restricted Cash	393	187
Net Receivables	140,182	138,147
Inventories	66,906	58,136
Prepaid Expenses	11,426	11,309
Deferred Income Taxes, Current Portion	13,723	11,339
Other Current Assets	1,682	388
Total Current Assets	315,296	273,446
Property, Plant and Equipment	300,906	294,910
Accumulated Depreciation	(217,430)	(208,717)
Property, Plant and Equipment, Net	83,476	86,193
Deferred Income Taxes, Long-Term Portion	2,423	10,989
Goodwill	18,929	19,717
Intangible Assets, Net	19,028	21,393
Other Assets	17,154	9,022
Total Assets	$456,306	$420,760

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$3,803	$2,042
Accounts Payable	53,079	47,002
Employee Compensation and Benefits	29,756	33,021
Income Taxes Payable	812	785
Other Current Liabilities	44,076	38,844
Total Current Liabilities	131,526	121,694
Long-Term Liabilities:
Long-Term Debt	28,000	30,281
Employee-Related Benefits	25,173	25,873
Deferred Income Taxes, Long-Term Portion	2,870	3,325
Other Liabilities	4,891	4,533
Total Long-Term Liabilities	60,934	64,012
Total Liabilities	192,460	185,706
Shareholders’ Equity:
Preferred Stock	—	—
Common Stock	6,934	6,924
Additional Paid-In Capital	31,956	22,398
Retained Earnings	249,927	236,065
Accumulated Other Comprehensive Loss	(24,971)	(30,333)
Total Shareholders’ Equity	263,846	235,054
Total Liabilities and Shareholders’ Equity	$456,306	$420,760

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Page 9 – Tennant Company Reports 2013 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Twelve Months Ended
	December 31
	2013	2012
OPERATING ACTIVITIES
Net Earnings	$40,231	$41,584
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	17,686	18,072
Amortization	2,560	2,800
Deferred Income Taxes	5,622	3,166
Share-Based Compensation Expense	6,116	9,092
Allowance for Doubtful Accounts and Returns	1,279	1,427
Gain on Sale of Business	—	(784)
Other, Net	219	(126)
Changes in Operating Assets and Liabilities:
Receivables	(7,618)	(11,811)
Inventories	(11,967)	(149)
Accounts Payable	6,120	970
Employee Compensation and Benefits	(4,178)	(3,005)
Other Current Liabilities	5,552	1,549
Income Taxes	(248)	797
U.S. Pension Plan Contributions	—	(16,731)
Other Assets and Liabilities	(1,560)	715
Net Cash Provided by Operating Activities	59,814	47,566

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(14,775)	(15,623)
Proceeds from Disposals of Property, Plant and Equipment	120	1,028
Acquisition of Businesses, Net of Cash Acquired	(750)	(750)
Proceeds from Sale of Business	4,261	1,014
(Increase) Decrease in Restricted Cash	(253)	3,089
Net Cash Used for Investing Activities	(11,397)	(11,242)

FINANCING ACTIVITIES
Short-Term Borrowings	1,500	—
Payments of Long-Term Debt	(1,096)	(2,986)
Purchases of Common Stock	(22,157)	(25,343)
Proceeds from Issuances of Common Stock	8,313	4,167
Tax Benefit on Stock Plans	5,178	2,047
Dividends Paid	(13,233)	(12,817)
Net Cash Used for Financing Activities	(21,495)	(34,932)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	122	209

Net Increase in Cash and Cash Equivalents	27,044	1,601

Cash and Cash Equivalents at Beginning of Year	53,940	52,339

Cash and Cash Equivalents at End of Year	$80,984	$53,940

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Page 10 – Tennant Company Reports 2013 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012

Net Sales	$195,140	$187,507	$752,011	$738,980

Cost of Sales	111,358	104,044	426,103	413,684
Gross Profit - as reported	83,782	83,463	325,908	325,296
Gross Margin	42.9%	44.5%	43.3%	44.0%

Operating Expense:
Research and Development Expense	7,220	7,705	30,529	29,263
Selling and Administrative Expense	58,893	56,788	232,976	234,114
Gain on Sale of Business	—	—	—	(784)
Total Operating Expense	66,113	64,493	263,505	262,593

Profit from Operations - as reported	$17,669	$18,970	$62,403	$62,703
Operating Margin - as reported	9.1%	10.1%	8.3%	8.5%
Adjustments:
Restructuring Charge	1,577	—	3,017	760
Gain on Sale of Business	—	—	—	(784)
Profit from Operations - as adjusted	$19,246	$18,970	$65,420	$62,679
Operating Margin - as adjusted	9.9%	10.1%	8.7%	8.5%

Other Income (Expense):
Interest Income	95	198	390	1,069
Interest Expense	(443)	(496)	(1,761)	(2,517)
Net Foreign Currency Transaction Gains (Losses)	375	93	(671)	(1,403)
Other (Expense) Income, Net	(245)	(137)	(483)	38
Total Other Expense, Net	(218)	(342)	(2,525)	(2,813)

Profit Before Income Taxes - as reported	$17,451	$18,628	$59,878	$59,890
Adjustments:
Restructuring Charge	1,577	—	3,017	760
Gain on Sale of Business	—	—	—	(784)
Profit Before Income Taxes - as adjusted	$19,028	$18,628	$62,895	$59,866

Income Tax Expense - as reported	$7,150	$4,784	$19,647	$18,306
Adjustments:
Restructuring Charge	(338)	—	79	90
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	582	—
International Entity Restructuring	—	2,043	—	2,043
Gain on Sale of Business	—	—	—	(276)
Income Tax Expense - as adjusted	$6,812	$6,827	$20,308	$20,163

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Page 11 – Tennant Company Reports 2013 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012

Net Earnings - as reported	$10,301	$13,844	$40,231	$41,584
Adjustments:
Restructuring Charge	1,915	—	2,938	670
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	(582)	—
International Entity Restructuring	—	(2,043)	—	(2,043)
Gain on Sale of Business	—	—	—	(508)
Net Earnings - as adjusted	$12,216	$11,801	$42,587	$39,703

Net Earnings per Share - as reported:
Basic	$0.56	$0.75	$2.20	$2.24
Diluted	$0.55	$0.73	$2.14	$2.18
Adjustments:
Restructuring Charge	0.10	—	0.15	0.04
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	(0.03)	—
International Entity Restructuring	—	(0.11)	—	(0.11)
Gain on Sale of Business	—	—	—	(0.03)

Diluted Net Earnings per Share - as adjusted	$0.65	$0.62	$2.26	$2.08

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